UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2011 (April 25, 2011)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(858) 724-1600

(Registrant’s telephone number, including area code)

7 Village Circle, Suite 350

Westlake, TX 76262

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 23, 2011, Claims Services Group, Inc., an indirect wholly owned subsidiary of the registrant (the “Purchaser”), entered into a Purchase Agreement (the “Agreement”) among the Purchaser, HireRight Solutions, Inc. (the “Seller”), the registrant and Altegrity, Inc. (the “Seller Guarantor”) pursuant to which, among other things, the Purchaser will acquire from the Seller 100% of the membership interests of Explore Information Services, LLC (“Explore”) at the closing. The purchase price to be paid at the closing is equal to $520.0 million and is subject to certain adjustments. Explore provides products and services to property and casualty insurance companies and state governments.

The transaction is subject to satisfaction or waiver of customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Agreement is subject to certain customary representations, warranties, covenants and indemnification provisions that the parties made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information contained in a confidential disclosure letter delivered in connection with signing the Agreement. Pursuant to the Agreement, the registrant has agreed to guarantee the performance of certain obligations of Purchaser and the Seller Guarantor has agreed to guarantee the performance of certain obligations of the Seller under the Agreement. In addition, the Agreement contains certain non-compete provisions limiting the ability of the Seller Guarantor’s group of companies (including the Seller) to compete with the businesses of Explore for three years following the date of closing.

The Agreement contemplates and requires as a closing condition that, by the date of closing, certain parties to the Agreement will enter into a transition services agreement pursuant to which the Seller Guarantor’s group of companies will provide certain services to Explore during a transition period of up to one year following the closing of a type that are currently provided by the Seller Guarantor’s group of companies to Explore and are reasonably necessary to support the operations of Explore during such period.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is expected be filed with the registrant’s annual report on Form 10-K for the fiscal year ending June 30, 2011.

Simultaneously with the execution of the Agreement, the registrant and one of its indirect subsidiaries entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA and BofA Merrill Lynch (together, the “Bridge Providers”). The Commitment Letter provides that, subject to certain customary terms and conditions, the Bridge Providers will provide senior unsecured bridge loans in an aggregate principal amount of $350 million (the “Bridge Facilities”) to backstop a portion of the Purchaser’s payment obligation upon consummation of the merger. The registrant will pay certain customary fees and expenses in connection therewith. To the extent funded, the agreement governing the Bridge Facilities will subject the registrant and certain of its subsidiaries to customary terms and covenants and will be subject to customary events of default. The registrant or one of its subsidiaries may issue senior notes, bank loans or other debt in lieu of all or a portion of the Bridge Facilities.

The above description of the Commitment Letter and the transactions contemplated thereby are qualified in their entirety by reference to the complete terms and conditions of the definitive documentation to be negotiated and executed in connection therewith, which will be filed with the registrant’s first periodic report that is due after the definitive documentation is fully executed.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 7.01 Regulation FD Disclosure.

The registrant hereby furnishes the information set forth in the press release issued on April 25, 2011, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information, including Exhibit 99.1, furnished in this report is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason Brady
Date: April 25, 2011	Name:	Jason Brady
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Solera Holdings, Inc. on April 25, 2011.